Exhibit 99.1

[OBJECT OMITTED]   Capital
                   Senior
                   Living
                   Corporation


For Immediate Release                                 Contact: Ralph A. Beattie
                                                                   972/770-5600

                   CAPITAL SENIOR LIVING CORPORATION EXECUTES
                       MANAGEMENT CONTRACT/PURCHASE OPTION

DALLAS - (BUSINESS WIRE) - June 1, 2005 - Capital Senior Living Corporation (the "Company") (NYSE:CSU), one of the country's largest operators of senior living communities, today announced it has executed a management agreement with Crescent Place Assisted Living, Inc. ("Crescent Place"). Crescent Place is an 80 unit assisted living community to be constructed in Cedar Hill, Texas on land adjacent to Crescent Point Retirement Community, also managed by the Company. Crescent Place is being developed by The Covenant Group of Texas ("TCG") and is expected to be completed within the year.

The management agreement will commence six months prior to the opening of the Crescent Place community and continue for a term of 15 years from the commencement date, unless terminated earlier under specified conditions. The management fee earned by the Company will be the greater of $5,500 per month or five and one-half percent of gross revenues.

In addition, the Company has an option to purchase Crescent Place for a price of approximately $8.0 million, subject to certain adjustments, through May of 2012. The Company has a right of first refusal to acquire Crescent Place for a period of 15 years.

"This transaction represents a further benefit to the Company from the acquisition of CGI Management, Inc. last August," said James A. Stroud, Chairman of the Company. "The strategic alliance which Capital and The Covenant Group have formed will enable both partners to profitably expand their businesses."

"TCG's leadership as a successful senior living developer is complemented by Capital's proven track record as a national operator of senior living communities," added Lawrence A. Cohen, Chief Executive Officer. "Our alliance is expected to provide Capital with a platform for additional external growth through long-term management contracts and purchase options."



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CAPITAL Page 2


ABOUT THE COMPANY

Capital Senior Living Corporation is one of the nation's largest operators of residential communities for senior adults. The Company's operating philosophy emphasizes a continuum of care, which integrates independent living, assisted living and home care services, to provide residents the opportunity to age in place.

The Company currently operates 54 senior living communities in 20 states with an aggregate capacity of approximately 8,700 residents, including 39 senior living communities which the Company owns or in which the Company has an ownership interest, and 15 communities it manages for third parties. In the communities operated by the company, 84 percent of residents live independently and 16 percent of residents require assistance with activities of daily living.


The forward-looking statements in this release are subject to certain risks and uncertainties that could cause results to differ materially, including, but not without limitation to, the Company's ability to find suitable acquisition properties at favorable terms, financing, licensing, business conditions, risks of downturns in economic conditions generally, satisfaction of closing conditions such as those pertaining to licensure, availability of insurance at commercially reasonable rates, and changes in accounting principles and interpretations among others, and other risks and factors identified from time to time in our reports filed with the Securities and Exchange Commission.


Contact Ralph A. Beattie, Chief Financial Officer, at 972-770-5600 or Matt Hayden, Hayden Communications, Inc. at 858-456-4533 for more information.

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